Exhibit 99.1

FOR IMMEDIATE RELEASE

NYC ANNOUNCES new 20,000 SQUARE fOOt LEASE

Lease terms include $1.3 million in annualized, straight-line rent and over 10 years of new lease term

New York, August 25, 2022 – New York City REIT, Inc. (NYSE: NYC) (“NYC” or the “Company”) announced today that it has executed a new lease with an existing subtenant to retain and expand their current office space at 1140 Avenue of the Americas in NYC’s pure-play New York City portfolio. The lease with Edgewood Partners Insurance Center (“EPIC”) expands their presence at 1140 Avenue of the Americas and features 10.5 years of lease term.

“We are pleased to complete this lease with EPIC, a high-quality brokerage and consulting firm that specializes in retail risk management and employee benefits insurance,” said Michael Weil, CEO of NYC. “EPIC was previously a subtenant who not only signed a direct lease but expanded their footprint at 1140 Avenue of the Americas by over 50%. The lease requires payment of approximately $1.3 million in annualized, straight-line rent over a 10.5-year lease term. Our team, along with our broker Avison Young, did a great job working with EPIC to complete this lease and we are glad to have EPIC as our direct tenant.”

About New York City REIT, Inc.

New York City REIT, Inc. is a publicly traded REIT that owns a portfolio of high-quality commercial real estate located within the five boroughs of New York City. Additional information about NYC can be found on its website at www.newyorkcityreit.com.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve substantial risks and uncertainties that could cause the outcome to be materially different. The words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “should,” and similar expressions are intended to identify a forward-looking statement, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include (a) the potential adverse effects of (i) the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, and (ii) the geopolitical instability due to the ongoing military conflict between Russia and Ukraine, including related sanctions and other penalties imposed by the U.S. and European Union, and other countries, and the related impact on the Company, the Company’s tenants and the global economy and financial markets, and (b) that any potential future acquisition is subject to market conditions and capital availability and may not be identified or completed on favorable terms, or at all, as well as those set forth in the Risk Factors section of the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2021 filed on March 18, 2022, and all other filings filed with the Securities and Exchange Commission after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law.

Contacts:

Investor Relations

info@ar-global.com

(866) 902-0063

1